Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 www.bakerbotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

June 1, 2015

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Matador Resources Company, a Texas corporation (the “Company”), and certain of the Company’s subsidiaries listed in the Registration Statement as guarantors (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $400 million aggregate principal amount of the Company’s 6.875% Senior Notes due 2023 (the “Exchange Notes”), guaranteed by the Guarantors to the extent set forth in the Indenture (as defined below) (the “Guarantees”), to be offered by the Company and the Guarantors in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 6.875% Senior Notes due 2023 (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us. The Exchange Notes and the related Guarantees are to be issued under an Indenture, dated as of April 14, 2015 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the Company’s Amended and Restated Certificate of Formation and Amended and Restated Bylaws, each as amended to date; (iv) the certificate of formation and the bylaws, limited liability company agreement, or limited partnership agreement, as applicable, each as amended to date, of each of the Guarantors; and (v) the originals, or copies certified or otherwise identified, of the corporate, limited liability company or partnership records of each of the Company and the Guarantors, including minute books of each of the Company and the Guarantors as furnished to us by each of the Company and the Guarantors, certificates of public officials and of representatives of each of the Company and the Guarantors, statutes and other instruments and documents, as we deemed necessary or advisable for purposes of the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deemed appropriate, without independent investigation or verification, upon certificates of officers of the Company and of public officials with respect to the accuracy and completeness of the factual matters contained in or covered by such certificates. In making our examination, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or reproduced copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In connection with the opinions below, we also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the related Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws

June 1, 2015

relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), (c) public policy, applicable law relating to fiduciary duties and indemnification and contribution and (d) any implied covenants of good faith and fair dealing.

2. Each Guarantee of a Guarantor remains a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), (c) public policy, applicable law relating to fiduciary duties and indemnification and contribution and (d) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to the federal laws of the United States of America and the laws of the state of Texas, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

DMR/MPB/JBP/CHJ